SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 8, 2008

Community Bank Shares of Indiana, Inc.

(Exact Name of Registrant as Specified in Charter)

Indiana (State or Other Jurisdiction of Incorporation)	0-25766 (Commission File Number)	35-1938254 (IRS Employer Identification No.)

101 West Spring Street, New Albany, Indiana 47150
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number including area code (812) 944-2224

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On February 8, 2008, Community Bank Shares of Indiana, Inc. issued a press release reporting earnings for the quarter ended December 31, 2007 and the declaration of a quarterly cash dividend.  A copy of the press release is attached as Exhibit 99.1 to this 8-K.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

(c)  Exhibits

EXHIBIT NO.

99.1 Community Bank Shares of Indiana, Inc. Press Release dated February 8, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANK SHARES OF INDIANA, INC.

Date	February 8, 2008	By: /s/ James D. Rickard
Name: James D. Rickard
Title: President and CEO

Date	February 8, 2008	By: /s/ Paul A. Chrisco
Name: Paul A. Chrisco
Title: Chief Financial Officer

Exhibit 99.1

News Release

Contact:

Paul Chrisco, CFO
(812) 981-7375

FOR IMMEDIATE RELEASE

Community Bank Shares of Indiana, Inc. reports 4rd quarter earnings and 1st quarter dividend

NEW ALBANY, Ind. (February 8, 2008) – Community Bank Shares of Indiana, Inc. (NASDAQ-CBIN) reported results for the fourth quarter ended December 31, 2007 and the declaration of a quarterly cash dividend.  On January 22, 2008, the Company’s Board of Directors declared a $0.175 cash dividend per share on the common stock of the Company to be paid on February 25, 2008 to the stockholders of record of the Company at the close of business on February 6, 2008.  The following tables summarize the Company’s fourth quarter results (in thousands, except per share data):

	Quarter Ended December 31,		Percent	Quarter Ended September 30,	Percent
	2007	2006	Change	2007	Change
Net income	$711	$1,068	(33.4)%	$1,088	(34.7)%
Net income per share, basic	$0.21	0.31	(32.3)	$0.33	(36.4)
Net income per share, diluted	$0.21	0.31	(32.3)	$0.33	(36.4)

	Twelve Months Ended December 31,		Percent
	2007	2006	Change
Net income	$3,729	$4,111	(9.3)%
Net income per share, basic	$1.11	1.36	(18.4)
Net income per share, diluted	$1.10	1.35	(18.5)

	December 31,		Percent
	2007	2006	Change
Total assets	$823,594	$816,633	0.9%
Loans, net	629,732	607,932	3.6
Total deposits	573,346	549,918	4.3
Non-interest bearing deposits	79,856	74,850	6.7

Net income for the three and twelve month periods ended December 31, 2007 declined by 33.4% and 9.3%, respectively, from the equivalent periods in 2006 due primarily to increases in the provision for loan losses of $836,000 and $1.0 million.  The provision for loan losses was substantially affected by an increase in the amount of the Company’s classified loans.  Also, during the fourth quarter, the Company accrued $200,000 for the probable settlement of ongoing litigation involving certain subcontractors involved in the development of commercial property for which the Company provided financing.  Should an agreement be reached, the Company will proceed with foreclosure and liquidation of the underlying collateral.  Although management believes that $200,000 is the probable settlement amount, a final settlement agreement has not been reached and could change from the original estimate.  Net income for the year ending December 31, 2007 was also impacted by the acquisition of the Scott County State Bank on July 1, 2006 which provided six months of operations in 2006 as compared to twelve in 2007.  Basic and diluted net income per share decreased by 32.3% for the three month period ended December 31, 2007 and by 18.4% and 18.5%, respectively, for the twelve months ended as of the same date.  The decrease in basic and diluted earnings per share for the three month period is attributable to a decrease in net income, offset by a reduction in the weighted average shares outstanding during the period due to the Company’s repurchase of common shares in 2007. Basic and diluted net income per share for the year ending December 31, 2007 decreased due to both an increase in the weighted average shares outstanding from the previous year and a decrease in net income.  The Company’s year-to-date weighted average shares increased due to shares issued in connection with the acquisition of the Scott County State Bank on July 1, 2006, which were only outstanding for six months in 2006 versus twelve in 2007.

Total assets grew by 0.9% from December 31, 2006 to $823.6 million at December 31, 2007, which is primarily attributable to increases in net loans and interest-bearing deposits in other financial institutions offset by decreases in available for sale securities and cash and due from financial institutions.  Net loans increased during the year by $21.8 million due to growth in the Company’s commercial and commercial real estate portfolio.  Total deposits increased by 4.3% from 2006 to 2007, while non-interest bearing deposits increased by 6.7% as the Company opened 947 and 4,038 new non-interest bearing deposit accounts during the three and twelve months ended December 31, 2007, respectively.

“Net income for the year was significantly impacted by an increase in our classified loans and deterioration of previously classified credits,” stated James D. Rickard, President and Chief Executive Officer.  “We are closely monitoring our classified loans and will be as proactive as possible in resolving these situations as we focus on limiting the Company’s loss exposure.  We will continue to review our unclassified loans within the portfolio for any signs of credit quality deterioration and act quickly and decisively to deal with any new ‘problem’ loans as they are identified.”

“From a strategic perspective, our focus continues to be providing outstanding customer service to our market areas in order to achieve above average deposit growth in those market areas.  We will also continue to provide for the borrowing needs of small- and medium-sized businesses, homeowners, and consumers in order to stimulate economic growth in the communities we serve,” continued Mr. Rickard.  “In 2007 our two banks made substantial progress toward increasing the level of service we can offer to our commercial customers by rolling out products that help our customers streamline their banking experience:  lockbox and remote capture.  Remote capture customers can simply scan the checks that they receive from their customers and deposit those checks electronically into their account without ever having to leave their place of business.”

Asset Quality

	December 31,
	2007	2006
Non-performing loans to total loans	1.05%	0.91%
Non-performing assets to total loans	1.14	0.98
Net loan charge-offs to average loans	0.10	0.22
Allowance for loan losses to total loans	0.99	0.92
Allowance for loan losses to non-performing loans	94.96	101.58
Classified loans	$29,367	$16,806
Impaired loans	$4,524	$4,399

The provision for loan losses for the three and twelve months ended December 31, 2007 increased by $836,000 and $1.0 million from the same periods in 2006 due to increases in classified loans and growth in the Company’s loan portfolio.  Most of the increase in the classified credits occurred during the fourth quarter when the Company identified credits that warranted further scrutiny and additional reserves for probable incurred losses.  Based on the observable trends within the loan portfolio, including the increase in watch list credits, management felt it was prudent to increase the balance of the allowance for loan losses to provide for not only the probable incurred losses for those watch loans specifically identified, but also for environmental factors that adversely impact asset quality such as current economic conditions. The Company does not originate or hold any loans that are considered “subprime” and, therefore, does not have loss exposure within its portfolio from those types of loans.  Also, the Company does not have exposure within its investment portfolio to “subprime” loans via collateralized debt obligations or mortgage backed securities.

Non-Interest Income

	Quarter Ended December 31,		Percent	Twelve Months Ended December 31,		Percent
(Dollars in thousands)	2007	2006	Change	2007	2006	Change
Service charges on deposit accounts	$1,021	$1,019	0.2%	$3,891	$3,487	11.6%
Commission income	48	31	54.8	172	107	60.7
Gain on sale of mortgage loans	47	64	(26.6)	187	262	(28.6)
Loan servicing income, net of amortization	12	12	0.0	49	60	(18.3)
Increase in cash surrender value of life insurance	171	160	6.9	678	573	18.3
Other	129	75	72.0	439	287	53.0
Subtotal	1,428	1,361	4.9	5,416	4,776	13.4
Loss on sales of available for sale securities	(13)	-	*	(41)	-	*
Gain on disposition of equity stock	-	-	-	-	18	(100.0)
Total	$1,415	$1,361	4.0%	$5,375	$4,794	12.1%
* Not meaningful.

Non-interest income improved by 4.0% and 12.1% for the quarter and year ended December 31, 2007, respectively, as compared to the same periods in 2006.  The increase over the twelve month period is due primarily to the acquisition of the Scott County State Bank which provided six months of non-interest income in 2006 as compared to twelve months in 2007.  Also, both the quarter and year ended December 31, 2007 were effected by a decline in gains on sales of mortgage loans which was primarily due to a decrease in the volume of loans sold into the secondary market.

Non-Interest Expense

	Quarter Ended December 31,		Percent	Twelve Months Ended December 31,		Percent
(Dollars in thousands)	2007	2006	Change	2007	2006	Change
Salaries and employee benefits	$2,888	$3,069	(5.9)%	$11,466	$10,345	10.8%
Occupancy	452	373	21.2	1,760	1,479	19.0
Equipment	372	343	8.5	1,446	1,188	21.7
Data Processing	490	555	(11.7)	2,183	2,162	1.0
Marketing and advertising	110	124	(11.3)	583	527	10.6
Legal and professional service fees	420	340	23.5	1,383	1,097	26.1
Other	672	669	0.4	2,983	2,318	28.7
Total	$5,404	$5,473	(1.3)%	$21,804	$19,116	14.1%

All categories of non-interest expense were affected for the year ended December 31, 2007 due to the acquisition of the Scott County State Bank on July 1, 2006 which incurred expenses for six months in 2006 as compared to twelve months in 2007.  Non-interest expense decreased to $5.4 million and increased to $21.8 million for the quarter and year ended December 31, 2007, respectively, as compared to $5.5 million and $19.1 million for the same periods in 2006.  Excluding the accrual of $200,000 for the probable settlement of ongoing litigation, non-interest expense decreased by 4.9% and increased by 13.0% over the three and twelve month periods.  Occupancy expense for the three and twelve months ended December 31, 2007 were impacted by the opening of a new branch location in 2007 and increased repairs and maintenance expenditures at certain of the Company’s branches.  Data processing expenses decreased by 11.7% and increased by 1.0% for the three and twelve months ended December 31, 2007, respectively, due primarily to a reduction in software maintenance expenditures and a reduction in monthly data processing charges in connection with the Company extending its contract with its current data service provider.  Legal and professional fees were up 23.5% and 26.1% in the fourth quarter and for the year ended December 31, 2007 as compared to 2006 due to additional consulting expenses incurred for implementation of Section 404 of the Sarbanes-Oxley Act and the evaluation of data service providers as well as legal expenditures related to loan collection efforts, human resource consultations, and review of various SEC filings.

Community Bank Shares of Indiana, Inc. is the parent company of two full-service banking subsidiaries:  Your Community Bank in New Albany, Indiana, and The Scott County State Bank in Scottsburg, Indiana.  The Company is traded on the NASDAQ under the symbol CBIN.

Statements in this press release relating to the Company’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. The Company’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company’s 2006 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.

CONSOLIDATED CONDENSED
BALANCE SHEETS
(Unaudited)

	December 31, 2007	December 31, 2006
	(In thousands)
ASSETS
Cash and due from banks	$14,570	$20,224
Interest bearing deposits in other financial institutions	13,943	1,210
Securities available for sale, at fair value	99,465	121,311
Loans held for sale	757	908
Loans, net	629,732	607,932
Premises and equipment, net	15,147	15,025
Core deposit intangible	2,488	2,893
Goodwill	15,289	15,983
Other assets	32,203	31,147
Total Assets	$823,594	$816,633
LIABILITIES
Deposits
Non-interest bearing	$79,856	$74,850
Interest bearing	493,490	475,068
Total deposits	573,346	549,918
Other borrowings	72,796	84,335
Federal Home Loan Bank advances	91,376	92,756
Subordinated debentures	17,000	17,000
Other liabilities	4,539	7,083
Total Liabilities	759,057	751,092
STOCKHOLDERS’ EQUITY
Stockholders’ equity	64,537	65,541
Total Liabilities and Stockholders’ Equity	$823,594	$816,633

CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
	(In thousands, except per share data)		(In thousands, except per share data)
Interest income	$12,554	$12,839	$50,870	$46,033
Interest expense	6,858	7,319	28,395	25,995
Net interest income	5,696	5,520	22,475	20,038
Provision for loan losses	892	56	1,296	262
Non-interest income	1,415	1,361	5,375	4,794
Non-interest expense	5,404	5,473	21,804	19,116
Income before income taxes	815	1,352	4,750	5,454
Income tax expense	104	284	1,021	1,343
Net income	$711	$1,068	$3,729	$4,111
Basic earnings per share	$0.21	$0.31	$1.11	$1.36
Diluted earnings per share	$0.21	$0.31	$1.10	$1.35